Company Contact:	Agency Contact:
Joseph W. Baty, Chief Financial Officer	Keith Lippert / Kirsten Chapman
(801) 975-5186	Lippert / Heilshorn & Associates
email: joeb@schiffnutrition.com	(212) 838-3777 / (415) 433-3777
www.schiffnutrition.com	email: KChapman@lhai.com

SCHIFF NUTRITION INTERNATIONAL, INC. ANNOUNCES FISCAL 2008
FOURTH QUARTER AND YEAR-END RESULTS

Salt Lake City, Utah, August 12, 2008: Schiff Nutrition International, Inc., (NYSE: WNI), announced results for the fiscal 2008 fourth quarter and year ended May 31, 2008.

Financial Results
Schiff Nutrition’s net sales were $50.4 million for the three months ended May 31, 2008, compared to $43.2 million for the same period in fiscal 2007.  For the fiscal 2008 fourth quarter, Schiff Nutrition reported net income of $2.8 million, or $0.10 per diluted share, compared to net income of $3.7 million, or $0.13 per diluted share, for the same period a year ago.  Fiscal 2008 fourth quarter results included after-tax charges of $0.8 million related to pursuit of a potential acquisition and $0.4 million associated with the first quarter declaration of a special dividend.

Schiff Nutrition’s net sales were $176.9 million for the year ended May 31, 2008, compared to $172.7 million for fiscal 2007.  For fiscal 2008, Schiff Nutrition reported net income of $11.3 million, or $0.40 per diluted share, compared to net income of $12.4 million, or $0.45 per diluted share, for fiscal 2007.  Fiscal 2008 results included the after-tax charge of $0.8 million noted above as well as an aggregate after-tax charge of $3.0 million associated with the special dividend.

Bruce Wood, President and Chief Executive Officer, stated, “Our fourth quarter sales increased 16.8% versus the year ago period, reflecting continued growth from our branded products, including the market test of a new branded product, Schiff® MegaRed®, and renewed growth from our private label products.  While sales mix and raw material pricing pressures impacted our fourth quarter gross margin, our overall gross margin improved to 42.1% for fiscal 2008, from 39.8% for fiscal 2007.  At the same time, we continued to add to our cash position, further strengthening our balance sheet.”

Wood continued, “During the quarter, we pursued a potentially significant acquisition.  While we were not successful, this undertaking underscores our intent to explore strategic opportunities we believe will build shareholder value. In the meantime, we remain committed to our branded and private label strategies, which we believe will result in sales growth in fiscal 2009.”

Conference Call Information
Schiff Nutrition International will hold a conference call today, August 12th at 11 a.m. ET.  The U.S. domestic access number is 866-356-3095.  International participants should dial 617-597-5391.  The participant pass code is 93901917.  Please call in approximately ten minutes in advance.  The conference call will be broadcast live over the Internet at http://www.schiffnutrition.com/press.asp and available through September 2, 2008.  A replay of the call will be available by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers; enter access code 85454964.  The telephone replay will be available through August 14, 2008.

About Schiff Nutrition

Schiff Nutrition International, Inc. develops, manufactures, markets and distributes branded and private label vitamins, nutritional supplements and nutrition bars in the United States and throughout the world.  To learn more about Schiff, please visit the web site www.schiffnutrition.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are based on management’s beliefs and assumptions, current expectations, estimates, and projections.  These statements are subject to risks and uncertainties, certain of which are beyond the company’s ability to control or predict, and, therefore, actual results may differ materially.  Schiff Nutrition disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

Important factors that may cause these forward-looking statements to be false include, but are not limited to: the level of customer and consumer acceptance of Move Free Advanced, the level of customer and consumer acceptance of MegaRed, the inability to gain or maintain market distribution for MegaRed, the inability to successfully implement marketing and spending programs behind our Move Free brand and other new branded products, the impact of raw material pricing, availability and quality (particularly relating to joint care products and ingredients from suppliers outside the United States, including China), the mix between branded and private label products, the inability to grow and/or maintain branded and private label sales, the inability to enforce or protect our intellectual property rights against infringement, the inability to achieve cost savings and operational efficiencies, the inability to increase operating margins and increase revenues, dependence on individual products, dependence on individual customers, the impact of competitive products and pricing (including private label), market and industry conditions (including pricing, demand for products and level of trade inventories), the impact of clinical studies regarding nutritional supplements, particularly relating to the joint care category, the success of product development, the inability to obtain customer acceptance of new product introductions, changes in laws and regulations, litigation and government or administrative regulatory action in the United States and internationally, including challenges to marketing, advertising or product claims, the inability to comply with or maintain new good manufacturing practices for the dietary supplement industry, the inability or increased cost to obtain product liability and general insurance, the uncertainty of market acceptance of new products, adverse publicity regarding nutritional supplements and/or their ingredients, the inability to find strategic transaction opportunities or the inability to successfully consummate or integrate a strategic transaction, changes in accounting standards, and other factors indicated from time to time in the company’s SEC reports, copies of which are available upon request from the company’s investor relations department or may be obtained at the SEC's web site (www.sec.gov).  These risks and uncertainties should be carefully considered before making an investment decision with respect to shares of our common stock.

– Tables to Follow –

SCHIFF NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended May 31,		Year Ended May 31,
	2008	2007	2008	2007
	(unaudited)

Net sales	$50,444	$43,188	$176,914	$172,656
Cost of goods sold	29,417	24,213	102,491	103,959

Gross profit	21,027	18,975	74,423	68,697
Operating expenses:
Selling and marketing	9,262	6,892	31,366	32,031
Other operating expenses, net	7,523	5,870	26,693	18,990
Total operating expenses	16,785	12,762	58,059	51,021

Income from operations	4,242	6,213	16,364	17,676
Other income, net	307	806	1,930	2,935

Income before income taxes	4,549	7,019	18,294	20,611
Income tax expense	1,741	3,336	6,992	8,175

Net income	$2,808	$3,683	$11,302	$12,436

Weighted average common shares outstanding – diluted	28,697	27,375	28,000	27,343

Net income per share - diluted	$0.10	$0.13	$0.40	$0.45

– More –

SCHIFF NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(IN THOUSANDS)

	May 31,
	2008	2007

Cash and cash equivalents	$45,979	$34,463
Available-for-sale securities	3,298	45,817
Receivables, net	22,536	17,732
Inventories	29,233	23,698
Other current assets	3,709	4,143

Total current assets	104,755	125,853

Property and equipment, net	13,567	14,438

Other assets, net	6,164	4,788

Total assets	$124,486	$145,079

Current liabilities	$23,274	$20,984

Long-term liabilities	1,725	—

Stockholders’ equity	99,487	124,095

Total liabilities & stockholders’ equity	$124,486	$145,079

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